EXHIBIT 99.2

                   STOCKHOLDERS OF BOWLES FLUIDICS CORPORATION
                           APPROVE REVERSE STOCK SPLIT



Columbia, Maryland, April 16, 1999.

At a special meeting on April 14, the stockholders of Bowles Fluidics Corporation approved an amendment to the Company's Articles of Incorporation effecting a one-for-one thousand reverse split of its outstanding shares of common stock, par value $.10 per share. As a result of the amendment, the number of shares of common stock held by each shareholder is reduced to an amount equal to 1/1000 of the number of shares of common stock owned before the reverse split. No fractional shares of common stock will be issued as a result of the reverse split. Any fractional shares resulting from the reverse split will be redeemed at the price of $1.25 per share of common stock outstanding immediately prior to the adoption of the amendment and giving effect to the reverse split.

As a result of the reverse split and purchase of resulting fractional shares of common stock, the number of record stockholders of the Company's common stock will be reduced from approximately 422 (as of March 8, 1999) to less than 300. The number of holders of the Company's preferred stock will remain unchanged at approximately 14.

As a result of the reduction in number of record stockholders below 300, the Company will suspend its obligation to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act of 1934.

Bowles Fluidics Corporation is a Maryland corporation with headquarters in Columbia, Maryland. It is the leading designer, manufacturer and supplier of windshield and rear window washer nozzles for passenger cars and light trucks in North America.